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                    [LETTERHEAD OF EASTMAN CHEMICAL COMPANY]



         March 27, 2000




         Mr. Terry Piesker
         Tengasco, Inc.
         Medical Arts Bldg.
         603 Main Ave., Suite 500
         Knoxville, TN 37902

         Dear Mr. Piesker:

         As we have discussed, Eastman's evaluations indicate that the Polymers area of our Plant can be operated with natural gas containing nitrogen up to 5% by volume. However, there are additional costs to Eastman to utilize gas with this higher nitrogen content. To offset these additional costs, Eastman proposes to amend the subject Agreement as follows:

         Revise the last sentence of Article 1, Quantity, Section 1.1, to read:

         "If Seller and Buyer agree upon option 4.2(b) or 4.2(c) of the General Terms and Conditions, then "Minimum Volume" means with respect to any Day, the lesser of i) 10,000 MMBtu's or ii) eighty percent (80%) of the Natural Gas requirements of Buyer's plant on such Day."

          Revise the Appendix, Article A-IV, Quality, Section 4.2, to read:

               "4.2 A portion of Buyer's Plant may require natural gas with Total Nonhydrocarbons (including Nitrogen) below 2% by volume. To accommodate this separate specification, Seller agrees to provide, at its expense, one of the following alternatives to Buyer, as determined by mutual agreement of Buyer and Seller, prior to the beginning of gas supply:

          (a.) Provide and construct separate supply piping from Buyer's alternate natural gas source to the portion of Buyer's Plant requiring the lower Total Nonhydrocarbons.

          (b.) Installation of a Nitrogen Removal Unit to reduce the Total
               Nonhydrocarbons in the Natural Gas to below 2%. The Nitrogen Removal Unit could be located at Seller's facilities, adjacent to Buyer's Plant, or in Buyer's Plant.

          (c.) Reduce the price as defined in Article 2.3 for all Natural Gas quantities above 5,000 MMBtu per day up to 10,000 MMBtu per day to Index Price plus $0.05 per MMBtu."

     Our intent is for the price reduction in 4.2(c.) to offset a portion of Eastman's costs while allowing additional sales volume for Tengasco at less cost than either alternate 4.2(a.) or 4.2(b.).



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Mr. Terry Piasker
Page 2


Add the following to the Appendix, Article A-IV, Quality,

     "4.5 If the portion of Buyers Plant that requires natural gas with Total Nonhydrocarbons (including Nitrogen) below 2% by volume falls to operate satisfactorily after selection of 4.2(a.), Buyer may, upon six (6) month's written notice, request Seller to select option 4.2(a.) or 4.2(b.) and complete construction and start up of the selected option within eighteen (18) months of the written notice."

     If you are in agreement with these terms please have this letter signed below on duplicate copies and return one to me for our files.

 Very truly yours,


 EASTMAN  CHEMICAL COMPANY

 /s/ S.J. Murff
 ------------------------------------
 S. J.  Murff
 Director, Olefins Energy Procurement

 Accepted  BY TENGASCO, INC.


 By: /s/ M.E. Ratliff
     ---------------------------
 Name:  M.E. Ratliff
       ---------------------------
 Title: C.E.O.
       ---------------------------